                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G



           INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (Amendment No. 1)



                        SMART MODULAR TECHNOLGIES, INC.
                   -----------------------------------------
                               (name of Issuer)




                           Common Stock, no par value
                   -----------------------------------------
                        (Title of Class of Securities)




                                  831690 10 2
                   -----------------------------------------
                                (CUSIP Number)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 831690 10 2
          ---------------------


  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          Barclays Private Trust (BVI) Limited as Trustee of the Indria Trust
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          British Virgin Islands
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -1,530,000-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -1,530,000-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               -0-
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,530,000
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          3.6%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          OO-Barclays Private Trust (BVI) Limited as Trustee of the Indria Trust
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



                              PAGE 2 OF 4 PAGES

CUSIP NO. 831690 10 2
          ---------------------


ITEM 1(a).   Name of Issuer:

                                      SMART Modular Technologies, Inc.

ITEM 1(b).   Address of Issuer's Principal Executive Offices:

                                      4305 Cushing Parkway
                                      Fremont, CA 94538

ITEM 2(a)   Name of Person Filing:

                                      Barclays Private Trust (BVI)
                                       Limited as Trustee of the Indria Trust

ITEM 2(b)   Address of Principal Business Office or, if none, Residence:

                                      P.O. Box 70, Road Town
                                      Tortola, British Virgin Islands

ITEM 2(c)   Citizenship:

                                      British Virgin Islands

ITEM 2(d)   Title of Class of Securities:

                                      Common Stock, no par value

ITEM 2(e)   CUSIP Number:

                                      831690 10 2

ITEM 3.     Type of Filing:

            This statement is not being filed pursuant to
             Rule 13d-1(b) or 13d-2(b)

ITEM 4.  OWNERSHIP

      (a)   Amount Beneficially Owned:                              -1,530,000-

      (b)   Percent of Class:                                              3.6%

      (c)   Number of shares as to which such person has:

         (i)  sole power to vote or to direct the vote:              -1,530,000-

        (ii)  shared power to vote or to direct the vote:                   -0-

       (iii)  sole power to dispose or to direct the disposition of: -1,530,000-

        (iv)  shared power to dispose or direct the disposition of:          -0-

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

                               Page 3 of 4 pages

CUSIP NO.  831690 10 2
          ---------------------


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         NOT APPLICABLE


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         NOT APPLICABLE


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         NOT APPLICABLE


ITEM 10. CERTIFICATION

         NOT APPLICABLE




                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                BARCLAYS PRIVATE TRUST (BIV) LIMITED AS
                                TRUSTEE OF THE INDRIA TRUST

Date: February 17, 1998         By: /s/ R. Duplessis        /s/ C.J. Couzens
      ------------------            ----------------------------------------
                                    Two Authorized Signatures
                                    Barclays Private Trust (BVI) Limited








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